Exhibit 99.1

Metabolix Reports Third Quarter 2012 Financial Results and Provides Business Update

Reports Solid 85% Growth in Quarter over Quarter Biopolymer Product Shipments

 Begins Demonstration Phase for Biopolymers Manufacturing

CAMBRIDGE, Mass.—(BUSINESS WIRE)—November 1, 2012— Metabolix, Inc. (NASDAQ: MBLX), an innovation-driven bioscience company delivering sustainable solutions to the plastics, chemicals and energy industries, today reported financial results for the three months ended September 30, 2012.

“We made progress in each of our business areas during the quarter.  We entered the demonstration phase with Antibióticos, our manufacturing partner for biopolymers, and have begun the engineering and ordering of the equipment needed to begin production in Spain.  We expect Antibióticos to begin delivering demonstration quantities of biopolymer in early 2013 and commercial quantities later in the year.  We also increased our product shipments during the third quarter utilizing our inventory position to expand the roster of customers placing new and repeat orders,” commented Richard P.  Eno, President and Chief Executive Officer of Metabolix.  “In our biobased chemicals platform, we have accelerated discussions with potential partners for our C4 and C3 chemicals programs.  In our crops platform, which we believe has excellent long term potential, we have continued to execute on our $6 million DOE grant and are pursuing a number of opportunities for additional funding.”

THIRD QUARTER AND NINE MONTHS 2012 FINANCIAL OVERVIEW

Metabolix manages its finances with an emphasis on cash flow.  The Company has maintained this focus and ended the third quarter with $53.6 million in unrestricted cash and investments.  The Company’s net cash used for operating activities during the third quarter of 2012 was $6.3 million, which decreased from the net cash used of $7.8 million for the comparable quarter in 2011.  Metabolix continues to have no debt.

Metabolix currently expects cash usage from operations to be approximately $30 million for 2012, excluding start-up costs relating to the biopolymer manufacturing at Antibióticos. The Company currently expects to end 2012 with a cash and investments balance of approximately $44 million, after $3 million of anticipated start-up costs and facility modifications related to the demonstration phase of Antibióticos manufacturing.  Nearly all costs incurred in the demonstration phase will be directly applicable to the commercial manufacturing phase.

The Company anticipates ending 2012 with an annual cash usage from operations run rate of approximately $24 million, excluding any additional partner funding, grant revenue, other sources of income, or additional start-up costs relating to the commercial manufacturing phase at Antibióticos.

Total revenue in the third quarter of 2012 was $0.7 million, compared to $0.5 million for the comparable quarter in 2011.  The third quarter revenue consisted primarily of revenue from government grants and product sales.  Grant revenue of $0.6 million increased by $0.2 million over the same quarter of 2011, primarily as a result of work performed on the Company’s $6.0 million DOE grant.  Biopolymer product orders of $0.7 million were shipped and billed during the Company’s third quarter of 2012, resulting in $0.1 million of revenue that was recognized, and $0.6 million that was deferred to the Company’s fourth quarter as a result of the Company’s product return policy adopted in the quarter ended September 30, 2012.  This compares to biopolymer product sales of $0.4 million recorded during the Company’s second quarter of 2012, prior to the adoption of the new product return policy.

(dollars in thousands)	Q1	Q2	Q3	Q2 to Q3 Change
Orders shipped and billed	$14	$373	$691	85%
Deferred for 60 days	—	—	(621)
Revenue recognized	$14	$373	$70

Cost of product revenue was $0.3 million during the quarter ended September 30, 2012 and primarily reflects the cost of product shipped to customers, inventory storage and shipping costs associated with customer sales, and warehouse consolidation activities.  Research and development expenses were $4.9 million for the third quarter of 2012 compared to $6.2 million for the same period in 2011.  The decrease of $1.3 million is primarily due to a $0.2 million reduction in employee compensation and benefits resulting from the Company’s restructuring in the first quarter of 2012, reductions in the use of external research and development support and consulting of $0.6 million, decreased licensing fees of $0.2 million and a decline in travel related expenses of $0.1 million.  Selling, general and administrative expenses were $3.2 million for the third quarter of 2012 as compared to $3.9 million for the comparable quarter in 2011.  The decrease of $0.7 million is also primarily attributable to the Company’s restructuring in the first quarter of 2012 that reduced salaries and benefits by $0.5 million during the third quarter of 2012 in comparison to the third quarter of 2011.  Travel related and marketing expenses were also down $0.1 million each during the quarter just ended.

The Company reported a net loss of $7.7 million or $0.23 per share for the third quarter of 2012 as compared to a net loss of $9.6 million or $0.28 per share for the third quarter of 2011.

Revenue for the nine months ended September 30, 2012 was $40.9 million compared to $1.0 million in the same period of 2011.  The year-over-year increase was primarily related to $38.9 million in deferred revenue which was recognized as a result of the termination of the Telles joint venture in February of this year.  Increases in grant and product revenues during the first nine months of 2012 compared to the first nine months of 2011 of $0.8 million and $0.5 million, respectively, were partially offset by a $0.3 million decrease in license and royalty fees received from Tepha, Inc., a related party.  The Company deferred $0.6 million of product revenue to its fourth quarter as a result of its newly adopted product return policy.

Cost of product revenues was $0.8 million during the nine months ended September 30, 2012 and primarily reflects the cost of inventory shipped to customers, inventory storage and shipping costs associated with customer sales, and warehouse consolidation activities.  Research and development expenses were $16.0 million for the first nine months of 2012 compared to $18.4 million for the same period in 2011.  The nine month decrease of $2.4 million is primarily the result of decreased employee compensation and benefit expenses of $0.7 million, net of one-time restructuring expenses of $0.5 million, reductions in the use of external research and development support of $1.1 million, and decreased licensing fees and travel related expenses of $0.3 million each.  Selling, general and administrative expenses were $11.0 million for the first nine months of 2012 as compared to $11.9 million for the comparable nine month period in 2011.  The decrease of $0.9 million is primarily the result of decreased employee compensation and benefit expenses of $0.8 million, net of one-time restructuring expenses of $0.4 million, and a decline in travel expenses of $0.1 million.

The Company reported net income of $13.1 million or $0.38 per share for the nine months ended September 30, 2012 compared to a net loss of $29.2 million or $0.96 per share, for the same period in 2011.

The Company’s net cash used in operating activities during the nine months ended September 30, 2012 was $24.4 million, which represents an increase in cash usage from $23.1 million for the comparable period in 2011.  The $1.3 million increase in net cash usage is primarily attributed to the Company’s payment of $3.0 million to Telles in March of this year to acquire Telles inventory from the ended joint venture, offset by a decrease of $1.5 million in employee compensation and benefit expenses.

BUSINESS UPDATE

In the third quarter of 2012, Metabolix made progress across each of its business platforms.  Key accomplishments included:

Biopolymers:

•                  Worked closely with Antibióticos to begin demonstration phase for biopolymer manufacturing.  In the third quarter of 2012, Metabolix worked closely with Antibióticos to initiate the demonstration phase of manufacturing.  Technology transfer for fermentation and recovery operations is under way, the construction process is ongoing and Metabolix expects that Antibióticos will begin producing demonstration quantities of biopolymer resin in early 2013.  The companies intend to complete a contract manufacturing agreement that Metabolix expects will lead to commercial-scale production later in 2013. Metabolix currently anticipates total Antibióticos start-up costs, including facility modifications, to be in the range of $10 million to $13 million.

•                  Increased quarterly product shipments.  Metabolix continues to build a pipeline of customers in anticipation of production in 2013 and showed a marked increase in orders shipped and billed in the third quarter of 2012 as compared to the second quarter 2012.  During the quarter, Metabolix sold product inventory to existing customers and provided product samples to potential customers for new applications.

•                  Planned launch for new compostable film product.  In the fourth quarter of 2012, Metabolix plans to launch a next generation certified compostable film product, MveraTM B5008 biopolymer resin for film and bag applications.  Metabolix has been sampling the product to customers over the last several weeks.

•                  Identified new, high value market opportunity in PVC.  Metabolix continues to investigate new, high value applications for the Company’s technology.  At a recent industry conference, Metabolix researchers reported data showing that Mirel biopolymers can provide a step change in impact modification, plasticization and process modification when added to PVC, or polyvinyl chloride, a polymer in widespread commercial use.  Initial interest from potential customers has been strong.

Chemicals

•                  Accelerated partnering discussions with prospective partners for C4 and C3 chemicals.  In its second technology platform, Metabolix is developing four-carbon (C4) and three-carbon (C3) chemicals from biobased sources using proprietary, patented fermentation technology and the “FAST” (fast-acting, selective thermolysis) recovery process.  During the third quarter, Metabolix accelerated discussions with multiple firms evaluating the potential for an exclusive commercialization relationship for the C4 chemicals business. Partnering discussions are also ongoing in the C3 chemicals business.

Crops

•                  Continued to execute on the DOE grant.  Metabolix is making good technical progress in research under a $6 million grant by the U.S.  Department of Energy (“DOE”) to produce PHB in switchgrass to co-produce densified biomass for fuel and to produce value-added crotonic acid.  The Company expects to continue to pursue opportunities for additional grants and collaborations to fund and advance its crop platform.

Conference Call Information

Richard Eno, the Company’s President and CEO, Joseph Hill, CFO, and Oliver Peoples, Co-founder and CSO, will host a conference call today at 4:30 p.m. (Eastern) to discuss the results of the third quarter ended September 30, 2012.  The Company will also provide an update on the business and answer questions from the investment community.  A live webcast of the call with slides can be accessed through the Company’s website at www.metabolix.com in the investor relations section.  To participate in the call, dial toll-free 1-888-430-8705 or 719-457-1512 (international).  The pass code is 6832744.  The conference call will also be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter pass code 6832744.  The replay will be available beginning at 7:30 p.m. (Eastern) on Thursday, November 1, 2012 and will last through 11:59 PM (Eastern) November 15, 2012.  In addition, the webcast will be archived on the Company’s website in the investor relations section.

About Metabolix

Metabolix, Inc. is an innovation-driven bioscience company delivering sustainable solutions to the plastics, chemicals and energy industries.  Metabolix is developing and commercializing MirelTM and Mvera,TM a family of high-performance biopolymers which are biobased and biodegradable alternatives to many petroleum-based plastics.  Metabolix’s biobased chemicals platform utilizes its novel “FAST” recovery process to enable the production of cost-effective, “drop in” replacements for petroleum-based industrial chemicals.  Metabolix is also developing a platform for co-producing plastics, chemicals and energy from crops.  Metabolix has established an industry-leading intellectual property portfolio that, together with its knowledge of advanced industrial practice, provides a foundation for industry collaborations.

For more information, please visit www.metabolix.com. (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements in this release do not constitute guarantees of future performance.  Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding expected future financial results and cash usage; plans for launch of the Metabolix biopolymers business; plans to manufacture biopolymer resin at Antibióticos; expectations relating to Antibióticos facilities modifications; plans to enter into a definitive contract manufacturing agreement; the expected timing for production of biopolymer resin at demonstration scale and at commercial scale; expectations for the commercialization of Metabolix biopolymers and the Company’s industrial chemicals and crops program; plans to secure grant funding and collaborations; and future research and development, constitute forward-looking statements.  Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Metabolix’s filings with the Securities and Exchange Commission, including its 10-K for the year ended December 31, 2011 filed on March 12, 2012 and 10-Q filed on July 27, 2012.  Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue:
Revenue from termination of ADM collaboration	$—	$—	$38,885	$—
Grant revenue	576	443	1,415	567
License fee and royalty revenue from related parties	28	26	162	419
Product revenue	70	—	457	—
Total revenue	674	469	40,919	986

Costs and expenses:
Cost of product revenues	316	—	808	—
Research and development	4,931	6,153	15,982	18,352
Selling, general, and administrative	3,170	3,895	11,006	11,878
Total costs and expenses	8,417	10,048	27,796	30,230
Income (loss) from operations	(7,743)	(9,579)	13,123	(29,244)

Other income (expense):
Interest income, net	(2)	19	24	62
Net income (loss)	$(7,745)	$(9,560)	$13,147	$(29,182)

Net income (loss) per share:
Basic	$(0.23)	$(0.28)	$0.38	$(0.96)

Diluted	$(0.23)	$(0.28)	$0.38	$(0.96)

Number of shares used in per share calculations:
Basic	34,243,792	34,080,177	34,188,146	30,295,881

Diluted	34,243,792	34,080,177	34,270,455	30,295,881

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	September 30,	December 31,
	2012	2011
Assets
Cash, cash equivalents and short-term investments	$47,823	$76,855
Inventory	3,028	—
Other current assets	2,028	1,584
Restricted cash	594	622
Property and equipment, net	1,634	2,276
Long-term investments	5,767	1,503
Other assets	95	72
Total assets	$60,969	$82,912

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$3,728	$4,086
Short-term deferred revenue	959	2,914
Current portion of deferred rent	165	165
Long-term deferred revenue	—	35,944
Other long-term liabilities	225	340
Total liabilities	5,077	43,449
Total stockholders’ equity	55,892	39,463
Total liabilities and stockholders’ equity	$60,969	$82,912

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

(in thousands)

	Nine Months Ended
	September 30,
	2012	2011
Cash flows from operating activities
Net Income (loss)	$13,147	$(29,182)
Adjustments to reconcile net income or loss to cash used in operating activities:
Depreciation	1,026	1,134
Charge for 401(k) company common stock match	350	489
Stock-based compensation	2,935	3,574
Changes in operating assets and liabilities:
Other operating assets and liabilities	(954)	(474)
Deferred revenue	(37,900)	1,335
Inventory	(3,028)	—
Net cash used in operating activities	(24,424)	(23,124)

Cash flows from investing activities
Purchase of property and equipment	(397)	(627)
Proceeds from sale of property and equipment	12	—
Change in restricted cash	28	—
Purchase of investments	(54,198)	(93,888)
Proceeds the from sale and maturity of short-term investments	75,090	73,112
Net cash provided (used) by investing activities	20,535	(21,403)

Cash flows from financing activities
Proceeds from options exercised	19	71
Proceeds from public stock offering, net of offering costs of $2,360	—	49,333
Net cash provided by financing activities	19	49,404

Effect of exchange rate changes on cash and cash equivalents	(2)	(11)

Net increase (decrease) in cash and cash equivalents	(3,872)	4,866
Cash and cash equivalents at beginning of period	21,277	12,526
Cash and cash equivalents at end of period	$17,405	$17,392

Metabolix General Inquiries:

Lynne H. Brum, (617) 682-4693, LBrum@metabolix.com

Investor Relations Contact:

James R. Palczynski, ICR, (203) 682-8229, james.palczynski@icrinc.com